EXHIBIT 23.1     Consent of KPMG Peat Marwick LLP

[LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]

October 2, 1996

The Board of Directors and Stockholders
Unique Mobility, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of Unique Mobility, Inc. of our report dated December 22, 1995, relating to the consolidated balance sheets of Unique Mobility, Inc. and subsidiaries as of October 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1995, which report appears in the October 31, 1995, annual report on Form 10-K of Unique Mobility, Inc., and to the reference to our firm under the heading "Experts" in the registration statement and prospectus.


/s/ KPMG Peat Marwick LLP

Denver Colorado